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UNIVERSAL DISPLAY AND LG DISPLAY ANNOUNCE ENTRY INTO LONG-TERM OLED PATENT LICENSE AND SUPPLEMENTAL MATERIAL PURCHASE AGREEMENTS

Ewing, New Jersey and Seoul, Korea - January 26, 2015 - Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, and LG Display Co., Ltd. (NYSE: LPL), the world's leading innovator of display technologies, today announced the signing of a new OLED Technology License Agreement and Supplemental Material Purchase Agreement. The agreements run through December 31, 2022.

Today's announcement builds a long-term relationship between the two companies. Under the license agreement, Universal Display has granted LG Display non-exclusive license rights under various patents owned or controlled by Universal Display to manufacture and sell OLED display products. In consideration of the license grant, LG Display has agreed to pay Universal Display license fees and running royalties on its sales of these licensed products over the term of the agreement. Additionally, Universal Display will supply phosphorescent materials to LG Display for use in its licensed products.

"We are excited to enter into these agreements with our long-term partner LG Display, a global technology innovator who is leading the charge for OLED TVs, evidenced by its recent CES showcase of new 4K models ranging from 55", 65" and 77" in flexible, curved and flat form factors," said Steven V. Abramson, Presid ent and Chief Executive Officer of Universal Display Corporation. "The growth of our relationship demonstrates the continued acceptance of our OLED technology and phosphorescent materials by the display industry for cutting-edge, high performance, energy-efficient commercial OLED displays. We look forward to the continued collaboration in support of LGD's advancements in expanding the thriving OLED product roadmap, including the advent of new form factors that redefine what a display can and will be."

"This is a win-win partnership for both companies. We expect this strategic alliance with Universal Display will bring synergies in accelerating the growth of OLED technology, and based on strengthened OLED business, LG Display is committed to deliver differentiated products to customers and the market," said Sang Deog Yeo, President and Head of OLED business unit of LG Display.

About Universal Display Corporation
Universal Display Corporation (Nasdaq: OLED) is a leader in developing and delivering state-of-the-art, organic light emitting diode (OLED) technologies, materials and services to the display and lighting industries. Founded in 1994, the Company currently owns or has exclusive, co-exclusive or sole license rights with respect to more than 3,000 issued and pending patents worldwide. Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology, that can enable the development of low power and eco-friendly displays and white lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance. In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Universal Display Corporation and the Universal Display logo are trademarks or registered trademarks of Universal Display Corporation. All other company, brand or product names may be trademarks or registered trademarks. To learn more about Universal Display, please visit http://www.udcoled.com.

About LG Display
LG Display Co., Ltd [NYSE: LPL, KRX: 034220] is the world's leading innovator of display technologies including thin-film transistor liquid crystal displays (TFT-LCD), OLEDs and flexible displays. The company manufactures and provides display panels in a broad range of sizes and specifications primarily for use in TVs, notebook computers, desktop monitors, and various other applications including tablets, mobile devices. LG Display currently operates fabrication facilities in Korea and China, and back-end assembly facilities in Korea, China and Poland. The company has a total of approximately 53,000 employees operating worldwide. For more news and information about LG Display, please visit www.lgdnewsroom.com.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2013. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.